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                                                                     Exhibit 3.3


                         CERTIFICATE OF INCORPORATION

                                      OF

                      GREEN TREE MANUFACTURED HOUSING NET
                        INTEREST MARGIN FINANCE CORP. I



     Article I. Name. The name of the Corporation is Green Tree Manufactured Housing Net Interest Margin Finance Corp. I (the "Corporation").

     Article II. Registered Office. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     Article III. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

         (a) to receive from Green Tree Financial Corporation ("Green Tree") and to hold, sell, transfer or pledge the right to receive guarantee fees and excess servicing fees related to certain pools of manufactured housing contracts originated and sold by Green Tree;

         (b) to receive from Green Tree and to hold, sell, transfer or pledge excess servicing fees for servicing certain pools of manufactured housing contracts servicing GNMA Certificates issued and sold by Green Tree (such guarantee fees and excess servicing fees described in paragraphs (a) and (b) being hereinafter collectively referred to as the "Fee Assets");

         (c) to receive from Green Tree and to hold, sell, transfer or pledge certain residual assets (the "Residual Assets") evidencing interests in certain pools of manufactured housing contracts originated and sold by Green Tree;

         (d) to enter into agreements providing for the pledge of the Fee Assets to a trust (the "Trust") and to transfer the Residual Assets to such Trust;

         (e) to issue a limited recourse note to the Trust, and to secure it with a pledge of the Fee Assets;

         (f) to acquire and hold certificates issued by the Trust representing subordinated interests in the Trust;

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         (g)  to sell securities issued by the Trust; and

         (h) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (g) above.

     Article IV.  Duration.  The Corporation is to have perpetual existence.

     Article V. Number of Shares. The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, par value of $0.01 per share.

     Article VI. Repurchase of Shares. The Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding stock at such price and upon such terms as may be agreed upon between the Corporation and the selling stockholder or stockholders.

     Article VII. Incorporator. The name and mailing address of the incorporator is as follows:

     Name                              Mailing Address
     ----                              ---------------

     Drew S. Backstrand, Esq.          1100 Landmark Towers
                                       St. Paul, Minnesota  55101-1639

     Article VIII. Number of Directors; Initial Directors. The number of directors of the Corporation will not be less than three nor more than seven. The exact number of directors is to be fixed in the Bylaws. The number of directors constituting the initial Board of Directors is five, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their respective successors are elected and qualified are:

     Name                              Address
     ----                              -------

   Lawrence M. Coss                    1100 Landmark Towers
                                       St. Paul, Minnesota 55101-1639

   John W. Brink                       1100 Landmark Towers
                                       St. Paul, Minnesota 55101-1639
   Richard G. Evans                    1100 Landmark Towers
                                       St. Paul, Minnesota 55101-1639

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   William B. Doepke                   190 South LaSalle Street, 25th Floor
                                       Chicago, Illinois  80803

   Theodore P. Janulis                 World Financial Center, 10th Floor
                                       New York, New York  10285-1000


The list above setting forth the names and addresses of the initial directors of the Corporation does not include additional persons who may otherwise be elected and qualified to serve as directors in accordance with the Bylaws.

          Article IX. Independent Directors. At all times, at least two directors of the Corporation shall be an Independent Director. "Independent Director" shall mean a director of the Corporation who shall at no time be, or have been, a director or officer of, be employed by, or hold any beneficial economic interest in any Affiliate, and who shall at no time hold any beneficial or economic interest in the Corporation. "Affiliate" shall mean any entity other than the Corporation or Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of Common Stock of the Corporation, or (ii) of which 10% or more of the outstanding shares of its Common Stock is owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is controlled by an entity described in clause (i) above, as the term "control" is defined under Section 230.405 of the Rules and Regulations of the Securities and Exchange Commission, 17 C.F.R. Section 230.405.

          Article X. Directors' Powers. With the consent in writing of the Independent Directors, as the case may be (as that term is defined in Article
IX), the directors shall have power to make and to alter or amend the Bylaws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation or to issue guarantees on behalf of the Corporation.

          With the consent in writing, and pursuant to a vote of the holders of all of the capital stock issued and outstanding, the directors shall have authority to dispose, in any manner, of the whole property of this Corporation.

          The Bylaws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by law or the Bylaws or by resolution of the stockholder.

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          The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

          Article XI. Written Action by Directors. An action required or permitted to be taken at a meeting of the Board of Directors of the Corporation may be taken by written action signed, or counterparts of a written action signed, in the aggregate by all of the directors.

          Article XII. Reliance on Books and Records, Etc. A director shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

          Article XIII. Liability of Directors. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article XIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          Article XIV. Internal Affairs. The Corporation will conduct its affairs in accordance with the following provisions:

         (a) the Corporation will establish an office through which its business will be conducted, which office will be separate and apart from that of any person or entity owning beneficially more than 50% of the outstanding shares of Common Stock of the Corporation and will be separate and apart from that of any of such owner's subsidiaries or affiliates other than the Corporation or Green Tree Manufactured Housing

Net Interest Margin Finance Corp. II;

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         (b)  the Corporation will maintain separate corporate records and books of account from those of such owner, subsidiaries and affiliates as are referred to in (a);

         (c) the Corporation's assets will not be commingled with those of any other corporation; and

         (d) The Corporation's Board of Directors will hold regular meetings, not less frequently than once every calendar quarter, to review the actions of the officers of the Corporation and to authorize and approve (i) all transactions outside the ordinary course of the Corporation's business that are incidental, necessary, suitable or convenient for the accomplishment of the purposes set forth in Article III, and (ii) such other transactions, agreements and actions of the Corporation as the Board of Directors deems appropriate in connection with its review and supervision of the Corporation's actions.

          Article XV. Meetings of Stockholders. Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by ballot unless and except to the extent that the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in any applicable statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

          Article XVI. Limitations on Actions. Notwithstanding any other provision of the Certificate of Incorporation, Bylaws or any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without
(i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including the affirmative vote of the Independent Directors required by Article IX on or after the date on which the Independent Directors required by such Article IX have been appointed and qualified:

         (a) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they

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    become due or authorize any of the foregoing to be done or taken on behalf of the Corporation; provided, that if there shall not be a director required by Article IX of this Certificate of Incorporation then in office and acting, a vote upon any matter set forth in this paragraph (a) of this
    Article XVI shall not be taken unless and until a director meeting the requirements of Article IX of this Certificate of Incorporation shall have been appointed and qualified;

         (b) amend, alter, change or repeal any of the following articles of this Certificate of Incorporation: Article III, Article IX, Article XIV or this Article XVI; or

         (c) (i) engage in any business or activity other than as authorized by
    Article III hereof, (ii) dissolve or liquidate, in whole or in part or (iii) consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it.

          Article XVII. Amendment, Alteration or Repeal. The Corporation reserves the right to amend, alter, or repeal any other provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation; provided, however, that Article III, Article IX, Article XIV and Article XVI may be amended only in accordance with Article XVI of this Certificate of Incorporation.

          I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, as amended, do make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are
true and that I have accordingly hereunto signed my signature this  8th   day of
March, 1994.



                                             /s/ Drew S. Backstrand
                                       ---------------------------------------

                                       Incorporator

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